UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Dated August 29, 2014

of

AGCO CORPORATION

A Delaware Corporation

IRS Employer Identification No. 58-1960019

SEC File Number 1-12930

4205 River Green Parkway

Duluth, Georgia 30096

(770) 813-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 29, 2014, AGCO Corporation (“AGCO”) entered into a Letter Agreement (the “Letter Agreement”) with Tractors and Farm Equipment Limited (“TAFE”) regarding the current and future accumulation by TAFE of shares of AGCO common stock (“Common Stock”) and certain governance matters.

Pursuant to the Letter Agreement, TAFE agreed not to purchase or acquire beneficial ownership of, and to cause its affiliates, including Amalgamations Private Limited, TAFE Motors and Tractors Limited and Mallika Srinivasan, a member of AGCO’s Board of Directors (collectively, the “TAFE Parties”), not to purchase or acquire beneficial ownership of additional shares of Common Stock if as a result of such purchase or acquisition TAFE and the TAFE Parties collectively would own 12.5% or more of the 97.36 million shares of Common Stock outstanding at December 31, 2013, subject to certain anti-dilution and other adjustments, provided that TAFE may purchase all of the Common Stock pursuant to an offer permitted under certain provisions of the Letter Agreement.

Pursuant to the Letter Agreement, TAFE has also agreed not to (i) subject to its rights to make a non-public offer to acquire all or a part of AGCO or propose another similar strategic transaction that would result in a change of control of AGCO, form or act as part of a group with respect to the ownership or voting of Common Stock or to otherwise grant a third-party a proxy or other voting rights with respect to the Common Stock owned by TAFE or any TAFE Party (other than to or at the request of AGCO), provided that TAFE and the TAFE Parties are expressly permitted to act as a group, or (ii) publicly announce its intention to commence, or commence, an offer to acquire all or part of the Common Stock.

Pursuant to the Letter Agreement, AGCO has agreed to provide customary assistance to TAFE in selling its shares, including filing a registration statement with the U.S. Securities and Exchange Commission, cooperating with underwriters, providing auditor comfort letters, participating in road shows and similar activities, if TAFE determines to dispose of any shares of Common Stock in a public distribution.

Pursuant to the Letter Agreement, AGCO has agreed to nominate a candidate proposed by TAFE for election to the Board at each annual meeting, as long as the collective beneficial ownership by TAFE and the TAFE Parties of Common Stock is 5% or more of the then outstanding Common Stock. If such a nominee is not the Chairman or Chief Executive Officer of TAFE, the Board has reasonable rights of approval over the nominee. If the collective beneficial ownership by TAFE and the TAFE Parties of Common Stock falls below 5% of the then outstanding Common Stock (other than as a result of a sale of Common Stock by TAFE or a TAFE Party), AGCO has agreed to continue to nominate the candidate proposed by TAFE, provided that the ownership of the Common Stock by TAFE returns to 5% or more by the first anniversary of the date it fell below 5%.

The Letter Agreement will terminate on the fifth anniversary of its signing.

AGCO currently holds a 23.75% interest in TAFE. According to TAFE’s most recent Schedule 13D/A filing with the Securities and Exchange Commission, as of the close of business on August 29, 2014, TAFE beneficially owned 8,100,271 shares of Common Stock which constituted approximately 8.6% of AGCO’s outstanding Common Stock as of July 31, 2014. TAFE supplies tractors and components to AGCO for sale in certain markets.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, a copy of which is included as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Letter Agreement, dated August 29, 2014, between AGCO Corporation and Tractors and Farm Equipment Limited

10.2	Farm and Machinery Distributor Agreement, dated January 1, 2012, between AGCO International GMBH and Tractors and Farm Equipment Limited

10.3	Letter Agreement, dated August 3, 2007, between AGCO Corporation and Tractors and Farm Equipment Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGCO Corporation

By:	/s/ Andrew H. Beck
Andrew H. Beck Senior Vice President and Chief Financial Officer

Dated: September 4, 2014